Exhibit 99.1

Carbonite Names Craig Stilwell as Chief Revenue Officer

Experienced sales and marketing professional brings a wealth of experience to Carbonite in newly created chief revenue officer role

BOSTON, MA, July 1, 2019 -- Carbonite, Inc. (NASDAQ: CARB), a global leader in data protection and cybersecurity, today announced the appointment of Craig Stilwell as the company’s chief revenue officer. In this newly created role, Mr. Stilwell will lead the company’s combined global sales and marketing organization, reporting to Carbonite president and CEO, Mohamad Ali.

Mr. Stilwell has nearly two decades of experience working for Citrix including senior leadership positions in direct and channel sales, marketing, operations, and professional services. Most recently, he served as the senior vice president of partner sales at Citrix.

“Craig has a proven ability to develop and lead high performing, results driven organizations,” said Mohamad Ali, president and CEO of Carbonite. “His addition to our team, and the creation of the chief revenue officer position at Carbonite, reflects our focus on accelerating our growth strategy following the acquisition of Webroot. The channel is a critical area for investment at Carbonite, and with a unified global sales and marketing organization we are even better positioned to drive further expansion and deliver increased value to our growing partner and MSP community.”

“Carbonite has leading solutions that target two of the most pressing spending IT priorities - data backup/recovery and endpoint protection,” said Craig Stilwell, Carbonite chief revenue officer. “I am absolutely thrilled to be joining the team, and I am confident that with the strength of our solutions and our renewed commitment to the channel, we can capture meaningful share of this growing market.”

Promotion of Charlie Tomeo
The company also announced the promotion of Charlie Tomeo to vice president, channel sales, for the entire Carbonite portfolio, reporting to Mr. Stillwell. Mr. Tomeo was formerly the vice president of worldwide business sales at Webroot and was instrumental in building out the successful network of Managed Service Providers (MSPs), Value-Added Resellers (VARs) and IT support organizations delivering Webroot solutions.

Second Quarter Outlook
The company reiterated its financial guidance for the second quarter of 2019.

About Carbonite
Carbonite provides a robust data protection platform for businesses, including backup, disaster recovery, high availability and workload migration technology. The Carbonite data protection platform supports businesses on a global scale with secure cloud infrastructure. To learn more, visit www.carbonite.com and follow us on Twitter at @Carbonite.

Carbonite, Inc. serves customers through three brands: Carbonite data protection, Webroot cybersecurity, and MailStore email archiving.

Media Contact:
Sarah King, Carbonite
617-421-5601
media@carbonite.com

Investor Relations Contact:
Jerry Sisitsky, Carbonite
781-928-0713
investor.relations@carbonite.com